UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________

FORM 8-A/A

AMENDMENT NO. 14

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

WILHELMINA INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	74-2781950
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

200 Crescent Court, Suite 1400, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series A Junior Participating Preferred Stock, Par Value $0.01 Per Share, Distributed Pursuant to Rights Agreement, Dated July 10, 2006
(Title of Class)

(Title of Class)

Wilhelmina International, Inc., a Delaware corporation (the “Company”), hereby amends the following items, exhibits and portions of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 10, 2006 (the “Form 8-A”) as set forth below.

Item 1.                  Description of Registrant’s Securities To Be Registered.

Item 1 of the Form 8-A is hereby amended to add the following:

On July 10, 2014, the Company entered into a Fourteenth Amendment (the “Fourteenth Amendment”) to the Company’s Rights Agreement dated as of July 10, 2006, as amended, by and between the Company and The Bank of New York Mellon Trust Company, as rights agent (the “Rights Agreement”).  The Fourteenth Amendment, among other things, (i) amends the definition of Acquiring Person (as defined in the Rights Agreement) to provide that no reporting person on the NP-Lorex Schedule 13D (as defined below) (each, a “NP-Lorex Schedule 13D Reporting Person”) shall be deemed to be an Acquiring Person solely by virtue of (a) the Mutual Support Agreement dated August 25, 2008, as amended on October 18, 2010, between Newcastle Partners, L.P., Lorex Investments AG, Dieter Esch, Brad Krassner and Krassner Family Investments L.P. (and any agreement in respect of acquiring, holding, voting or disposing of any securities of the Company contained therein) (the “Mutual Support Agreement”) or (b) any shares of the Company’s common stock that may be deemed to be beneficially owned by, or otherwise attributed to, a NP-Lorex Schedule 13D Reporting Person (but not owned directly by such NP-Lorex Schedule 13D Reporting Person) solely by virtue of the existence of the Mutual Support Agreement or such NP-Lorex Schedule 13D Reporting Person’s membership in any Section 13(d) “group” that may be considered to exist among NP-Lorex Schedule 13D Reporting Persons, as reported pursuant to the NP-Lorex Schedule 13D (“Attributed Shares”), (ii) amends the definition of Triggering Event (as defined in the Rights Agreement) to provide that no Triggering Event shall result solely by virtue of the existence of the Mutual Support Agreement or any Attributed Shares, (iii) provides that a Distribution Date (as defined in the Rights Agreement) shall not be deemed to have occurred solely by virtue of the existence of the Mutual Support Agreement or any Attributed Shares and (iv) provides that neither existence of the Mutual Support Agreement nor any Attributed Shares shall be deemed to be events that cause the Rights (as defined in the Rights Agreement) to become exercisable.  The “NP-Lorex Schedule 13D” means the Schedule 13D dated June 19, 2014 jointly filed by Newcastle Partners, L.P., Newcastle Capital Group, L.L.C., Newcastle Capital Management, L.P., NCM Services Inc., the Schwarz 2012 Family Trust, Mark E. Schwarz, John Murray, Clinton Coleman, James Dvorak, Lorex Investments AG, Dieter Esch and Peter Marty, as may be subsequently amended; provided that both Newcastle Partners, L.P. and Lorex Investments A.G. are reporting persons thereon.  The Fourteen Amendment also provides for certain other conforming and technical amendments to the terms and provisions of the Rights Agreement.

The foregoing description of the Fourteenth Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Fourteenth Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 15, 2014 and is incorporated herein by reference.

Item 2.                  Exhibits.

Item 2 of the Form 8-A is hereby amended to add the following:

2

Exhibit No.	Description
4.16
Fourteenth Amendment to Rights Agreement dated July 10, 2014 by and between Wilhelmina International, Inc. and The Bank of New York Mellon Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on July 15, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 15, 2014	WILHELMINA INTERNATIONAL, INC.

	By:	/s/ John Murray
		Name:	John Murray
		Title:	Chief Financial Officer